Exhibit 99.1

2seventy bio Enters into Definitive Agreement to be Acquired by Bristol Myers Squibb

$5.00 per share, all-cash transaction

Expected to close in the second quarter of 2025, subject to customary closing conditions

CAMBRIDGE, Mass.— (BUSINESS WIRE)—March 10, 2025—2seventy bio, Inc. (Nasdaq: TSVT), today announced a definitive merger agreement under which Bristol Myers Squibb (NYSE: BMY) (“BMS”) will acquire all of the outstanding shares of 2seventy bio at a price of $5.00 per share in an all-cash transaction for a total equity value of approximately $286 million, or $102 million net of estimated cash. The deal represents an 88% premium to the closing price of $2.66 on March 7, 2025.

“A year ago, 2seventy decided to exclusively focus on unlocking the value of Abecma, with the goal of delivering more time for people living with multiple myeloma and maximizing value for all stakeholders,” said Chip Baird, chief executive officer, 2seventy bio. “The strategic rationale for this acquisition is clear and today’s announcement represents the culmination of the journey for 2seventy bio. We believe that Abecma will continue to benefit from BMS’ experience and resources to ensure this important therapy is delivered to patients who need it. I would like to express my deep gratitude for current and past 2seventy team members and more broadly the dedicated community of patients, scientists, providers and partners that helped take cell and gene therapy from a complicated idea to reality for patients.”

Transaction Details and Path to Completion

Under the terms of the agreement, BMS will promptly commence a tender offer to acquire all outstanding shares of 2seventy bio at a price of $5.00 per share in an all-cash transaction. 2seventy bio’s Board of Directors unanimously recommends that 2seventy bio stockholders tender their shares in the tender offer.

The closing of the transaction is expected to occur in the second quarter of 2025 and is subject to customary closing conditions, including the tender of a majority of the outstanding shares of 2seventy bio’s common stock and the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976. Following the successful closing of the tender offer, BMS will acquire all remaining shares of 2seventy bio common stock that are not tendered in the tender offer through a second-step merger at the same price in the tender offer of $5.00 per share.

Following the completion of this transaction, 2seventy bio’s common stock will no longer be listed for trading on Nasdaq.

In connection with the execution of the merger agreement, certain stockholders of 2seventy bio owning approximately 5.3% of the outstanding shares of 2seventy bio’s common stock have entered into tender and support agreements pursuant to which they have agreed to tender all of their owned shares in the offer.

Advisors

Goldman Sachs & Co. LLC is serving as exclusive financial advisor to 2seventy bio, and Goodwin Procter LLP is serving as legal counsel.

ABECMA U.S. INDICATION

ABECMA is a B-cell maturation antigen (BCMA)-directed genetically modified autologous T cell immunotherapy indicated for the treatment of adult patients with relapsed or refractory multiple myeloma after two or more prior lines of therapy including an immunomodulatory agent, a proteasome inhibitor, and an anti-CD38 monoclonal antibody.

U.S. Important Safety Information

BOXED WARNING: CYTOKINE RELEASE SYNDROME, NEUROLOGIC TOXICITIES, HLH/MAS, PROLONGED CYTOPENIA and SECONDARY HEMATOLOGICAL MALIGNANCIES

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Cytokine Release Syndrome (CRS), including fatal or life-threatening reactions, occurred in patients following treatment with ABECMA. Do not administer ABECMA to patients with active infection or inflammatory disorders. Treat severe or life-threatening CRS with tocilizumab or tocilizumab and corticosteroids.

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Neurologic Toxicities, which may be severe or life-threatening, occurred following treatment with ABECMA, including concurrently with CRS, after CRS resolution, or in the absence of CRS. Monitor for neurologic events after treatment with ABECMA. Provide supportive care and/or corticosteroids as needed.

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Hemophagocytic Lymphohistiocytosis/Macrophage Activation Syndrome (HLH/MAS) including fatal and life-threatening reactions, occurred in patients following treatment with ABECMA. HLH/MAS can occur with CRS or neurologic toxicities.

•	Prolonged Cytopenia with bleeding and infection, including fatal outcomes following stem cell transplantation for hematopoietic recovery, occurred following treatment with ABECMA.

•	T cell malignancies have occurred following treatment of hematologic malignancies with BCMA- and CD19-directed genetically modified autologous T cell immunotherapies, including ABECMA

•	ABECMA is available only through a restricted program under a Risk Evaluation and Mitigation Strategy (REMS) called the ABECMA REMS.

Warnings and Precautions:

Early Death: In KarMMa-3, a randomized (2:1), controlled trial, a higher proportion of patients experienced death within 9 months after randomization in the ABECMA arm (45/254; 18%) compared to the standard regimens arm (15/132; 11%). Early deaths occurred in 8% (20/254) and 0% prior to ABECMA infusion and standard regimen administration, respectively, and 10% (25/254) and 11% (15/132) after ABECMA infusion and standard regimen administration, respectively. Out of the 20 deaths that occurred prior to ABECMA infusion, 15 occurred from disease progression, 3 occurred from adverse events and 2 occurred from unknown causes. Out of the 25 deaths that occurred after ABECMA infusion, 10 occurred from disease progression, 11 occurred from adverse events, and 4 occurred from unknown causes.

Cytokine Release Syndrome (CRS): CRS, including fatal or life-threatening reactions, occurred following treatment with ABECMA. Among patients receiving ABECMA for relapsed refractory multiple myeloma in the KarMMa and KarMMa-3 studies (N=349), CRS occurred in 89% (310/349), including ≥ Grade 3 CRS (Lee grading system) in 7% (23/349) of patients and Grade 5 CRS in 0.9% (3/349) of patients. The median time-to-onset of CRS, any grade, was 1 day (range: 1 to 27 days), and the median duration of CRS was 5 days (range: 1 to 63 days). In the pooled studies, the rate of ≥Grade 3 CRS was 10% (7/71) for patients treated in dose range of 460 to 510 x 106 CAR-positive T cells and 5.4% (13/241) for patients treated in dose range of 300 to 460 x 106 CAR-positive T cells.

The most common manifestations of CRS (greater than or equal to 10%) included pyrexia (87%), hypotension (30%), tachycardia (26%), chills (19%), hypoxia (16%). Grade 3 or higher events that may be associated with CRS include hypotension, hypoxia, hyperbilirubinemia, hypofibrinogenemia, ARDS, atrial fibrillation, hepatocellular injury, metabolic acidosis, pulmonary edema, coagulopathy, renal failure, multiple organ dysfunction syndrome and HLH/MAS.

Identify CRS based on clinical presentation. Evaluate for and treat other causes of fever, hypoxia, and hypotension. CRS has been reported to be associated with findings of HLH/MAS, and the physiology of the syndromes may overlap. HLH/MAS is a potentially life-threatening condition. In patients with progressive symptoms of CRS or refractory CRS despite treatment, evaluate for evidence of HLH/MAS.

Of the 349 patients who received ABECMA in clinical trials, 226 (65%) patients received tocilizumab; 39% (135/349) received a single dose, while 26% (91/349) received more than 1 dose of tocilizumab. Overall, 24% (82/349) of patients received at least 1 dose of corticosteroids for treatment of CRS. Almost all patients who received corticosteroids for CRS also received tocilizumab. For patients treated in dose range of 460 to 510 x 106 CAR-positive T cells, 76% (54/71) of patients received tocilizumab and 35% (25/71) received at least 1 dose of corticosteroids for treatment of CRS. For patients treated in dose range of 300 to 460 x 106 CAR-positive T cells, 63% (152/241) of patients received tocilizumab and 20% (49/241) received at least 1 dose of corticosteroid for treatment of CRS.

Monitor patients at least daily for 7 days following ABECMA infusion at the REMS-certified healthcare facility for signs or symptoms of CRS and monitor patients for signs or symptoms of CRS for at least 4 weeks after ABECMA infusion. At the first sign of CRS, institute treatment with supportive care, tocilizumab and/or corticosteroids as indicated. Ensure that a minimum of 2 doses of tocilizumab are available prior to infusion of ABECMA. Counsel patients to seek immediate medical attention should signs or symptoms of CRS occur at any time.

Neurologic Toxicities: Neurologic toxicities, including immune-effector cell-associated neurotoxicity (ICANS), which may be severe or life- threatening, occurred concurrently with CRS, after CRS resolution, or in the absence of CRS following treatment with ABECMA.

In patients receiving ABECMA in the KarMMa and KarMMa-3 studies, CAR T cell-associated neurotoxicity occurred in 40% (139/349), including Grade 3 in 4% (14/349) and Grade 4 in 0.6% (2/349) of patients. The median time to onset of neurotoxicity was 2 days (range: 1 to 148 days). The median duration of CAR T cell-associated neurotoxicity was 8 days (range: 1 to 720 days) in all patients including those with ongoing neurologic events at the time of death or data cut off. CAR T cell-associated neurotoxicity resolved in 123 of 139 (88%) patients and median time to resolution was 5 days (range: 1 to 245 days). One-hundred and thirty four out of 349 (38%) patients with neurotoxicity had CRS. The onset of neurotoxicity during CRS was observed in 93 patients, before the onset of CRS in 12 patients, and after the CRS event in 29 patients. The rate of Grade 3 or 4 CAR T cell-associated neurotoxicity was 5.6% (4/71) and 3.7% (9/241) for patients treated in dose range of 460 to 510 x 106 CAR-positive T cells and 300 to 460 x 106 CAR-positive T cells, respectively. The most frequent (greater than or equal to 5%) manifestations of CAR T cell-associated neurotoxicity include encephalopathy (21%), headache (15%), dizziness (8%), delirium (6%), and tremor (6%).

At the safety update for KarMMa-3 study, one patient developed fatal neurotoxicity 43 days after ABECMA. In KarMMa, one patient had ongoing Grade 2 neurotoxicity at the time of death. Two patients had ongoing Grade 1 tremor at the time of data cutoff.

Cerebral edema has been associated with ABECMA in a patient in another study in multiple myeloma. Grade 3 myelitis and Grade 3 parkinsonism have occurred after treatment with ABECMA in another study in multiple myeloma.

Monitor patients at least daily for 7 days following ABECMA infusion at the REMS-certified healthcare facility for signs or symptoms of neurologic toxicities and monitor patients for signs or symptoms of neurologic toxicities for at least 4 weeks after ABECMA infusion and treat promptly. Rule out other causes of neurologic symptoms. Neurologic toxicity should be managed with supportive care and/or corticosteroids as needed. Counsel patients to seek immediate medical attention should signs or symptoms occur at any time.

Hemophagocytic Lymphohistiocytosis (HLH)/Macrophage Activation Syndrome (MAS): In patients receiving ABECMA in the KarMMa and KarMMa-3 studies, HLH/MAS occurred in 2.9% (10/349) of patients. All events of HLH/MAS had onset within 10 days of receiving ABECMA, with a median onset of 6.5 days (range: 4 to 10 days) and occurred in the setting of ongoing or worsening CRS. Five patients with HLH/MAS had overlapping neurotoxicity. The manifestations of HLH/MAS include hypotension, hypoxia, multiple organ dysfunction, renal dysfunction and cytopenia.

In KarMMa-3, one patient had Grade 5, two patients had Grade 4 and two patients had Grade 3 HLH/MAS. The patient with Grade 5 HLH/MAS also had Grade 5 candida sepsis and Grade 5 CRS. In another patient who died due to stroke, the Grade 4 HLH/MAS had resolved prior to death. Two cases of Grade 3 and one case of Grade 4 HLH/MAS had resolved.

In KarMMa, one patient treated in the 300 x 106 CAR-positive T cells dose cohort developed fatal multi-organ HLH/MAS with CRS. In another patient with fatal bronchopulmonary aspergillosis, HLH/MAS was contributory to the fatal outcome. Three cases of Grade 2 HLH/MAS resolved.

HLH/MAS is a potentially life-threatening condition with a high mortality rate if not recognized early and treated. Treatment of HLH/MAS should be administered per institutional guidelines.

ABECMA REMS: Due to the risk of CRS and neurologic toxicities, ABECMA is available only through a restricted program under a Risk Evaluation and Mitigation Strategy (REMS) called the ABECMA REMS. Further information is available at www.AbecmaREMS.com or contact Bristol-Myers Squibb at 1-866-340-7332.

Hypersensitivity Reactions: Allergic reactions may occur with the infusion of ABECMA. Serious hypersensitivity reactions, including anaphylaxis, may be due to dimethyl sulfoxide (DMSO) in ABECMA.

Infections: ABECMA should not be administered to patients with active infections or inflammatory disorders. Severe, life-threatening, or fatal infections occurred in patients after ABECMA infusion.

In all patients receiving ABECMA in the KarMMa and KarMMa-3 studies, infections (all grades) occurred in 61% of patients. Grade 3 or 4 infections occurred in 21% of patients. Grade 3 or 4 infections with an unspecified pathogen occurred in 12%, viral infections in 7%, bacterial infections in 4.3%, and fungal infections in 1.4% of patients. Overall, 15 patients had Grade 5 infections (4.3%); 8 patients (2.3%) with infections of pathogen unspecified, 3 patients (0.9%) with fungal infections, 3 patients (0.9%) with viral infections, and 1 patient (0.3%) with bacterial infection.

Monitor patients for signs and symptoms of infection before and after ABECMA infusion and treat appropriately. Administer prophylactic, pre-emptive, and/or therapeutic antimicrobials according to standard institutional guidelines.

Febrile neutropenia was observed in 38% (133/349) of patients after ABECMA infusion and may be concurrent with CRS. In the event of febrile neutropenia, evaluate for infection and manage with broad-spectrum antibiotics, fluids, and other supportive care as medically indicated.

Viral Reactivation: Cytomegalovirus (CMV) infection resulting in pneumonia and death has occurred following ABECMA administration. Monitor and treat for CMV reactivation in accordance with clinical guidelines. Hepatitis B virus (HBV) reactivation, in some cases resulting in fulminant hepatitis, hepatic failure, and death, can occur in patients treated with drugs directed against plasma cells. Perform screening for CMV, HBV, hepatitis C virus (HCV), and human immunodeficiency virus (HIV) in accordance with clinical guidelines before collection of cells for manufacturing. Consider antiviral therapy to prevent viral reactivation per local institutional guidelines/clinical practice.

Prolonged Cytopenias: In patients receiving ABECMA in the KarMMa and KarMMa-3 studies, 40% of patients (139/349) experienced prolonged Grade 3 or 4 neutropenia and 42% (145/349) experienced prolonged Grade 3 or 4 thrombocytopenia that had not resolved by Month 1 following ABECMA infusion. In 89% (123/139) of patients who recovered from Grade 3 or 4 neutropenia after Month 1, the median time to recovery from ABECMA infusion was 1.9 months. In 76% (110/145) of patients who recovered from Grade 3 or 4 thrombocytopenia, the median time to recovery was 1.9 months. Five patients underwent stem cell therapy for hematopoietic reconstitution due to prolonged cytopenia. The rate of Grade 3 or 4 thrombocytopenia was 62% (44/71) and 56% (135/241) for patients treated in dose range of 460 to 510 x 106 CAR-positive T cells and 300 to 460 x 106 CAR-positive T cells, respectively.

Monitor blood counts prior to and after ABECMA infusion. Manage cytopenia with myeloid growth factor and blood product transfusion support according to local institutional guidelines.

Hypogammaglobulinemia: In all patients receiving ABECMA in the KarMMa and KarMMa-3 studies, hypogammaglobulinemia was reported as an adverse event in 13% (46/349) of patients; laboratory IgG levels fell below 500 mg/dL after infusion in 37% (130/349) of patients treated with ABECMA.

Hypogammaglobulinemia either as an adverse reaction or laboratory IgG level below 500 mg/dL after infusion occurred in 45% (158/349) of patients treated with ABECMA. Forty-one percent of patients received intravenous immunoglobulin (IVIG) post-ABECMA for serum IgG <400 mg/dL.

Monitor immunoglobulin levels after treatment with ABECMA and administer IVIG for IgG <400 mg/dl. Manage appropriately per local institutional guidelines, including infection precautions and antibiotic or antiviral prophylaxis.

Use of Live Vaccines: The safety of immunization with live viral vaccines during or after ABECMA treatment has not been studied. Vaccination with live virus vaccines is not recommended for at least 6 weeks prior to the start of lymphodepleting chemotherapy, during ABECMA treatment, and until immune recovery following treatment with ABECMA.

Secondary Malignancies: Patients treated with ABECMA may develop secondary malignancies. In KarMMa-3, myeloid neoplasms (four cases of myelodysplastic syndrome and one case of acute myeloid leukemia) occurred in 2.2% (5/222) of patients following treatment with ABECMA compared to none in the standard regimens arm at the time of the safety update. The median time to onset of myeloid neoplasm from ide-cel infusion was 338 days (Range: 277 to 794 days). Three of these five patients have died following the development of myeloid neoplasm. One out of the five cases of myeloid neoplasm occurred after initiation of subsequent antimyeloma therapy.

T cell malignancies have occurred following treatment of hematologic malignancies with BCMA- and CD19-directed genetically modified autologous T cell immunotherapies, including ABECMA. Mature T cell malignancies, including CAR-positive tumors, may present as soon as weeks following infusion, and may include fatal outcomes.

Monitor life-long for secondary malignancies. In the event that a secondary malignancy occurs, contact Bristol-Myers Squibb at 1-888-805-4555 for reporting and to obtain instructions on collection of patient samples for testing of secondary malignancy.

Effects on Ability to Drive and Operate Machinery: Due to the potential for neurologic events, including altered mental status or seizures, patients receiving ABECMA are at risk for altered or decreased consciousness or coordination in the 8 weeks following ABECMA infusion. Advise patients to refrain from driving and engaging in hazardous occupations or activities, such as operating heavy or potentially dangerous machinery, during this initial period.

Adverse Reactions: The most common nonlaboratory adverse reactions (incidence greater than or equal to 20%) include pyrexia, CRS, hypogammaglobulinemia, infections – pathogen unspecified, musculoskeletal pain, fatigue, febrile neutropenia, hypotension, tachycardia, diarrhea, nausea, headache, chills, upper respiratory tract infection, encephalopathy, edema, dyspnea and viral infections.

Please see full Prescribing Information, including Boxed WARNINGS and Medication Guide.

About Bristol Myers Squibb and 2seventy bio

Abecma is being jointly developed and commercialized in the U.S. as part of a Co-Development, Co-Promotion, and Profit Share Agreement between Bristol Myers Squibb and 2seventy bio. Bristol Myers Squibb assumes sole responsibility for Abecma drug product manufacturing and commercialization outside of the U.S. The companies’ clinical development program for Abecma includes ongoing clinical studies (KarMMa-2, KarMMa-3) in earlier lines of treatment for patients with multiple myeloma. For more information visit clinicaltrials.gov.

About 2seventy bio

Our name, 2seventy bio, reflects why we do what we do—TIME. Cancer rips time away, and our goal is to work at the maximum speed of translating human thought into action – 270 miles per hour – to give the people we serve more time. With a deep understanding of the human body’s immune response to tumor cells and how to translate cell therapies into practice, we’re applying this knowledge to deliver the first FDA-approved CAR T cell therapy for multiple myeloma to as many patients as possible. Importantly, we remain focused on accomplishing our mission by staying genuine and authentic to our “why” and keeping our people and culture top of mind every day. For more information, visit www.2seventybio.com.

Follow 2seventy bio on social media: X (Twitter) and LinkedIn.

2seventy bio is a trademark of 2seventy bio, Inc.

Cautionary Note Regarding Forward-Looking Statements

This press release contains statements that are not statements of historical fact, or “forward-looking statements”, including with respect to the proposed acquisition of 2seventy bio, Inc. (“2seventy bio”) by Bristol Myers Squibb (“BMS”), the expected timetable for completing the transaction, future opportunities for the combined businesses, the expected benefits of BMS’s acquisition of 2seventy bio and the development and commercialization of Abecma. These statements may be identified by the fact they use words such as “should,” “could,” “expect,” “anticipate,” “estimate,” “target,” “may,” “project,” “guidance,” “intend,” “plan,” “believe,” “will” and other words and terms of similar meaning and expression in connection with any discussion of future operating or financial performance, although not all forward-looking statements contain such terms. These statements are only predictions, and such forward-looking statements are based on current expectations and involve inherent risks, assumptions and uncertainties, including internal or external factors that could delay, divert or change any of them, that are difficult to predict, may be beyond 2seventy bio’s control and could cause actual outcomes and results to differ materially from those expressed in, or implied by, the forward-looking statements. Actual results may differ materially because of numerous risks and uncertainties including with respect to (i) the timing of the tender offer and subsequent merger, (ii) the number of shares of 2seventy bio common stock that will be tendered in the tender offer, (iii) the risk that the expected benefits or synergies of the acquisition will not be realized, (iv) the risk that legal proceedings may be instituted related to the merger agreement, (v) any competing offers or acquisition proposals for 2seventy bio, (vi) the possibility that various conditions to the consummation of the tender offer or the acquisition may not be satisfied or waived, including that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the offer or the acquisition and (vii) unanticipated difficulties or expenditures relating to the proposed acquisition, including the response of business partners and competitors to the announcement of the proposed acquisition or difficulties in employee retention as a result of the announcement and pendency of the proposed acquisition. The actual financial impact of this transaction may differ from the expected financial impact described in this press release. In addition, the compounds described in this press release are subject to all the risks inherent in the drug development process, and there can be no assurance that the development of these compounds will be commercially successful. No forward-looking statement can be guaranteed. Forward-looking statements in this press release should be evaluated together with the many risks and uncertainties that affect BMS’s business and market, particularly those identified in the cautionary statement and risk factors discussion in BMS’s Annual Report on Form 10-K for the year ended December 31, 2024, and its subsequent Quarterly Reports on Form 10-Q, and 2seventy bio’s business, particularly those identified in the risk factors discussion in 2seventy bio’s Annual Report on Form 10-K for the year ended December 31, 2023, and its subsequent Quarterly Reports on Form 10-Q, as well as other documents that may be filed by BMS or 2seventy bio from time to time with the SEC. Neither BMS nor 2seventy bio undertakes any obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise, except to the extent required by law. The forward-looking statements made in this press release relate only to events as of the date on which the statements are made and readers are cautioned not to place undue reliance on such statements.

Additional Information and Where to Find It

The tender offer described in this document has not yet commenced. This document is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell any shares of the common stock of 2seventy bio or any other securities, nor is it a substitute for the tender offer materials described herein. At the time the planned tender offer is commenced, a tender offer statement on Schedule TO, including an offer to purchase, a letter of transmittal and related documents, will be filed by BMS (“BMS”) and Daybreak Merger Sub Inc., a wholly owned indirect subsidiary of BMS, with the Securities and Exchange Commission (“SEC”), and a solicitation/recommendation statement on Schedule 14D-9 will be filed by 2seventy bio with the SEC. The offer to purchase shares of 2seventy bio common stock will only be made pursuant to the offer to purchase, the letter of transmittal and related documents filed as a part of the Schedule TO.

INVESTORS AND SECURITY HOLDERS ARE URGED TO CAREFULLY READ BOTH THE TENDER OFFER MATERIALS (INCLUDING AN OFFER TO PURCHASE, A LETTER OF TRANSMITTAL AND RELATED DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9 REGARDING THE OFFER, AS THEY MAY BE AMENDED FROM TIME TO TIME, WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION THAT INVESTORS AND SECURITY HOLDERS SHOULD CONSIDER BEFORE MAKING ANY DECISION REGARDING TENDERING THEIR SECURITIES.

Investors and security holders may obtain a free copy of the offer to purchase, the related letter of transmittal, certain other tender offer documents and the solicitation/recommendation statement, when available, and other documents filed with the SEC on the SEC’s website at www.sec.gov or by directing such requests to the information agent for the offer, which will be named in the tender offer statement. The offer to purchase and related tender offer documents may also be obtained for free on BMS’ website at www.bms.com/investors or 2seventy bio’s website at www.ir.2seventybio.com. In addition, BMS and 2seventy bio each files annual, quarterly and current reports and other information with the SEC, which are also available to the public at no charge at www.sec.gov.

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Investors and Media:

Vicki Eatwell, CFO

vicki.eatwell@2seventybio.com

Morgan (Adams) Shields

Morgan.adams@2seventybio.com